SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of report (date of earliest event reported): July 14, 2003



                        FINANCIAL INDUSTRIES CORPORATION
               (Exact name of Registrant as specified in charter)




       Texas                         0-4690                       74-2126975
 (State or other jurisdiction    (Commission file number)     (I.R.S. employer
     of incorporation)                                       identification no.)





                      6500 River Place Blvd., Building One
                               Austin, Texas 78730
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (512) 404-5000

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ITEM 9.Regulation FD Disclosure

On July 14, 2003, Financial Industries Corporation sent the letter filed herewith as Exhibit 99.1 to Institutional Shareholder Services.

ITEM 7.Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)Exhibits.

       99.1*- Letter dated July 14 2003 from Financial Industries Corporation to
              Institutional Shareholder Services.

       __________________
       * Filed herewith



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                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FINANCIAL INDUSTRIES CORPORATION



                                        Date: July 14, 2003

                                        By: /s/ Theodore A. Fleron

                                        ____________________________
                                        Theodore A. Fleron
                                        Vice President and Secretary


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                                  Exhibit 99.1





July 14, 2003

Mr. Bimal Patel
Senior Analyst, U.S. Research
Institutional Shareholder Services
2099 Gaither Road, Suite 501
Rockville, MD 20850-4045

Dear Mr. Patel:

On behalf of the Board of Directors of Financial Industries Corporation, I want to thank you for taking the time to meet with us last Thursday. We are especially appreciative of the time and effort that must have been spent by Ms. Westcott, Mr. Kumar and you in familiarizing yourselves with FIC. We know that the shareholders of corporate America rely very heavily on your opinions and we would greatly appreciate and value a favorable determination on our behalf by ISS.

In the course of our call, a number of issues arose that were difficult to cover adequately given the time constraints of the meeting and the number of topics we all wished to cover. We thought it might be helpful to your review to have us address those issues in written form. To that end, this letter addresses the issues that we believe merited further explanation. If after reading this letter you or any of your colleagues have further questions regarding these or any other matters, please contact me.

The Mitte Settlement

      Why did FIC pay $3 million to a person that was terminated for cause?

Following Mr. Mitte's termination, FIC sued Mr. Mitte for repayment of approximately $500,000 of personal expenses of Mr. Mitte that had been paid for by the company and for the return of a disputed $1 million contribution to Mr. Mitte's family foundation. Mr. Mitte in turn sued FIC for amounts allegedly due to him under his employment agreement. Such amounts due Mr. Mitte, under a worse-case scenario, could have exceeded $13 million. Mr. Mitte's employment agreement, unlike most employment agreements, did not address termination for cause, and in particular did not eliminate or even limit severance payments in the event of a termination for cause. The company did terminate Mr. Mitte on the

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basis of  disability  (in  addition to  terminating  him for  cause);  under the employment agreement, a termination for disability did not entitle him to any severance, but he strongly disputed the existence of any such disability as a basis for termination. While the Company believed that it had good chance of overall success in such litigation, such success was by no means assured. FIC concluded that prudence required that FIC avail itself of the opportunity to settle the litigation with Mr. Mitte by paying a small fraction of the amount that Mr. Mitte sought in the litigation. Thus, FIC agreed to fix its liability to Mr. Mitte at $3.5 million, against which Mr. Mitte agreed to offset $500,000 as reimbursement of personal expenses paid by FIC. The $3 million is to be paid in three annual installments. (FIC concluded that it was unlikely to recover the disputed $1 million contributed to the family foundation, and thus released that claim.) By entering into this monetary settlement, FIC avoided (i) a possible ruinous financial judgment, (ii) the incurrence of substantial legal fees and
(iii) the ongoing disruption to the business caused by FIC's dispute with Mr. Mitte. The elimination of the "overhang" caused by the ongoing litigation was deemed essential to allowing the company to go forward with its business plan.

                          Did FIC buy the Mitte Proxy?

The amounts that FIC paid Mr. Mitte were paid in settlement of Mr. Mitte's contractual claims. FIC did not pay any company funds for the Mitte Proxy - which perhaps would better be characterized as the "Mitte Foundation Proxy" because it is the Mitte Foundation that owns the stock in question and that granted the proxy. The proxy was given by the Mitte Foundation in exchange for the company's commitment to use its commercially reasonable efforts to find buyers for the Foundation's FIC stock in specified amounts over a two-year period. The proxy is independent of the monetary settlement with Mr. Mitte and was the subject of discussions that took place long after discussions regarding settlement of Mr. Mitte's monetary claims had commenced. The proxy expires in the event that FIC fails to find buyers in accordance with the specified timetable - regardless of whether FIC pays Mr. Mitte the amounts due him under the settlement.


            Why is the Mitte Proxy being voted for the current Board?

Otter Creek's position that the company should not vote the Mitte Proxy or should vote the Mitte Proxy in a proportionate manner will actually give Otter Creek an unfair advantage in the contest. Otter Creek's position will reduce the universe of shares voted at the meeting and effectively increase Otter Creek's voting power. The impact of this is made even more material by the ability of shareholders to use cumulative voting. The Board does not believe that this would be a fair result and believes that it, in fact, would adversely impact the voting franchise of its other 95%-plus shareholders. This matter is currently the subject of litigation between Otter Creek and the company. The Board believes that it is more

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consistent  with the Board's  fiduciary  duties to the  shareholders  to let the courts determine the appropriate outcome of this dispute, than for the Board to unilaterally change its position as to the appropriate manner in which to vote the Mitte Proxy. It is worth noting that there is no Texas case law supporting Otter Creek's position and that for several decades comparable cases under Delaware law have supported the company's position.

The New Era Transactions

               Why did FIC acquire businesses from, and enter into
            marketing relationships, with persons who have had legal
             difficulties associated with their business activities?

The company recently completed the acquisition of three companies (including Total Compensation Group (TCG)) and agreed to employ the principal owners of those companies. The acquisitions were consummated only after a thorough due diligence review of each company and their principals. As part of the due diligence process, FIC was provided, by the sellers, with a copy of the Fort Worth newspaper article that Otter Creek has publicized. The company has a more in- depth knowledge of the circumstances that were described in that article and is comfortable that the individuals and businesses with whom it is dealing have a high level of integrity and that the individuals, as employees, opposed the business practices criticized in the article. Finally, the company's policies and procedures are specifically designed to avoid the problems described in the Fort Worth article.

The company also recently entered into a marketing relationship with Equita Insurance and Financial Services, Inc. The marketing relationship was only entered into after a similarly thorough due diligence review of Equita and its principals. The company was aware of the Ohio matter and was able to assure itself that the Ohio matter was an isolated incident and that Equita's current policies and procedures protect against a repeat of such incident. In addition, the company's policies and procedures governing the relationship between FIC and Equita provide similar safeguards.

        Is Mr. Shifrin conflicted in his role as director because of his business dealings with FIC?

Mr. Shifrin is the CEO of American  Physicians  Service Group,  Inc. (APS).  Mr.
Shifrin introduced the company to the various parties to the New Era transactions described above. In connection with such introduction APS received the option described below. The option is the only contractual arrangement between FIC and either APS or Mr. Shifrin. Because the value of the option to APS depends on the appreciation of FIC's stock price, the interests of Mr. Shifrin and all of FIC's shareholders are fully aligned.


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           How was the option issued to Mr. Shifrin's company valued?

The option granted to APS has an exercise price of $16.42 per share, but is only exercisable if the aggregate amount of collected premiums for life and annuity products sold by FIC exceeds $200 million for the period between July 1, 2003 and December 21, 2005. (Sales of such products in fiscal 2002 were approximately $22 million.) The performance aspect of the option prevents a standard Black-Shoals valuation of such option. The company did, however, conclude that the option, the terms of which were negotiated in an arms'-length transaction, were fair and reasonable to the company, especially in light of the fact that no real value is attributable to the option unless the New Era transactions turn out to be highly successful. Additionally, the company retained an independent investment banker to advise the company on the fairness of all aspects of the transactions, pursuant to which the option was granted, including the issuance of the option.

Conclusion

Finally, we hope that in making your final decision, you take into account the circumstances under which the company has operated during the last year. Not only was FIC faced with difficult industry and general economic conditions, its Board, after a comprehensive internal investigation, made the wrenching decision to terminate FIC's CEO, founder and largest shareholder. Such termination ultimately led to litigation, which for the reasons discussed above, the Board believes was settled in a prudent manner. At the same time, another party with no apparent financing or transactional experience attempted to put the company into play. Despite the absence of any bona fide offer to acquire the company, FIC's Board, duty-bound and fully committed to maximizing shareholder value, formed a special committee of independent directors to explore all strategic alternatives, including a sale of the company. The special committee concluded that given the current condition of the company and its industry, a sale at this time would not maximize shareholder value. It concluded that the best strategy involved a focus on growth, both organic and through acquisitions and alliances, and stronger cost controls. Since the announcement of such conclusion in June of this year, FIC's stock has climbed more than 14%. We have begun implementation of this business plan in earnest - having among other things, completed a series of acquisitions, formed a new marketing alliance and cut sales and marketing costs. Determining whether management's plan is successful will ultimately take some time. Simply put, we believe that we have made significant progress in stabilizing the company and ask for a reasonable amount of time to fairly test our business plan. As noted in our meeting, the entire Board is up for election and is held accountable each and every year. Our opponents, on the other hand, have as their exclusive plan a sale of the company. They have not indicated what they will do in the interim if they cannot


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find a buyer  willing to pay the right price - which is exactly  where we expect they will find themselves. Our fear is that the uncertainty during any such interim period will plunge the company back into deeper instability. Once again, we truly appreciate all of your time and effort on behalf of the shareholders of FIC.



Sincerely,


E. E. "Gene" Payne, Ph.D.
President, Chairman and CEO






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